December 20, 2000                                                 Grant Thornton
                                                    Certified Public Accountants


Mr. Eric Cheng
Chief Executive Officer
Opal Technologies, Inc.
Suite 2810 West Tower Shun Tak Centre
200 Connaught Road
Central
Hong Kong

Dear Mr. Cheng:

We make  reference  to the Form 8-K (the 8-K) filed by Opal  Technologies,  Inc.
(Opal) with the U.S. Securities & Exchange Commission (SEC) on 6 December 2000. The 8-K was filed pursuant to Regulation S-K, Item 304 "Changes in and disagreements with accountants on accounting and financial disclosure".

Further, we make reference to a meeting held on 8 August 2000 between representatives of Opal and representatives of Grant Thornton (the Meeting) and a letter that Grant Thornton received from Opal dated 2 August 2000 (the Letter).

The afore-mentioned Letter stated that Opal disagreed with Grant Thornton's audit opinion dated 28 April 2000, in relation to the following assets:
"construction in progress" and "investment in China Can". In the Letter and at the Meeting Opal stated that in its opinion these assets were either significantly overstated or were not valid assets. Grant Thornton responded to the Letter and the Meeting in a letter addressed to Opal, dated 24 August 2000, whereby we reaffirmed our original opinion.

We believe that the Letter and the Meeting and our subsequent response constitute a disagreement pursuant to Regulation S-K, Item 304(a)(1)(B)(iv). Therefore this disagreement should have been reported in the 8-K. However, we have noted that the 8-K filed with the SEC does not mention this disagreement. Moreover, we noted that the 8-K filed with the SEC does not mention this disagreement. Moreover, we noted that Opal included a letter purported to be from Grant Thornton as an exhibit to the 8-K, which agreed with the disclosures and statements made by Opal in the 8-K. At no time did Grant Thornton issue such a letter.

As a result of the above facts we ask that Opal immediately amend the 8-K, referring to our disagreement and include this letter as an exhibit to the amended 8-K.



Yours sincerely,

/s/ Antonio Chan
-----------------
Antonio Chan
Partner